                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------


                                   FORM 8-K/A

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 13, 1999

                         COMMISSION FILE NUMBER: 0-16334


                             ALLIANCE IMAGING, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      DELAWARE                                           33-0239910
(State or other jurisdiction of            (IRS Employer Identification Number)
 incorporation or organization)


                          1065 NORTH PACIFICENTER DRIVE
                                    SUITE 200
                            ANAHEIM, CALIFORNIA 92806
                            -------------------------
                     (Address of principal executive office)

                                 (714) 688-7100
                                 --------------
              (Registrant's telephone number, including area code)



                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Item 7 of the Registrant's Current Report on Form 8-K, event date May 13, 1999, is amended to read in its entirety as follows:

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

Item 7(a).  Financial Statements of Business Acquired.

INDEX TO FINANCIAL STATEMENTS TO CURRENT REPORT ON FORM 8-K/A

                                                                                 Page
                                                                                 ----
Report of Ernst & Young LLP, Independent Auditors                                  3

Report of  KPMG LLP, Independent Auditors                                          4

Consolidated Balance Sheets as of December 31, 1998 and 1997                     5-6

Consolidated Statements of Operations
         Year ended December 31, 1998
         Period August 5, 1997 to December 31, 1997
         Predecessor:
         Period January 1, 1997 to August 4, 1997
         Year ended December 31, 1996                                              7

Consolidated Statements of Changes in Stockholders' Equity
         Year ended December 31, 1998
         Period August 5, 1997 to December 31, 1997
         Predecessor:
         Period January 1, 1997 to August 4, 1997
         Year ended December 31, 1996                                              8

Consolidated Statements of Cash Flows
         Year ended December 31, 1998
         Period August 5, 1997 to December 31, 1997
         Predecessor:
         Period January 1, 1997 to August 4, 1997
         Year ended December 31, 1996                                           9-10

Notes to Consolidated Financial Statements                                     11-29

Condensed Consolidated Balance Sheets as of March 31, 1999
         (unaudited) and December 31, 1998                                        30

Condensed Consolidated Statements of Income for the three
         months ended March 31, 1999 and 1998 (unaudited)                         31

Condensed Consolidated Statements of Cash Flows for the three
         months ended March 31, 1999 and 1998 (unaudited)                         32

Notes to Condensed Consolidated Financial Statements (unaudited)                  33

                         Report of Independent Auditors


Board of Directors and Stockholders
SMT Health Services Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of SMT Health Services Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 1998, for the period August 5, 1997 to December 31, 1997, and for the period January 1, 1997 to August 4, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SMT Health Services Inc. and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the year ended December 31, 1998, for the period August 5, 1997 to December 31, 1997, and for the period January 1, 1997 to August 4, 1997, in conformity with generally accepted accounting principles.


                                       /s/ ERNST & YOUNG LLP
Pittsburgh, Pennsylvania
February 19, 1999

                          Independent Auditors' Report


The Board of Directors and Stockholders
SMT Health Services Inc.

We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of SMT Health Services Inc. and subsidiaries for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of SMT Health Services Inc. and subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                       /s/ KPMG LLP

Pittsburgh, Pennsylvania
January 31, 1997

                    SMT Health Services Inc. and Subsidiaries
                           Consolidated Balance Sheets


                                                                                          DECEMBER 31,
                                                                                    1998                1997
                                                                             ----------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                    $    1,402,398        $  1,456,626
   Accounts receivable--net of allowance for doubtful accounts of
     $125,000 at December 31, 1998 and $0 at December 31, 1997                       4,833,538           2,002,184
   Other current assets                                                                551,959             188,250
                                                                             ----------------------------------------
Total current assets                                                                 6,787,895           3,647,060

Property and equipment:
   Equipment                                                                           427,119             127,510
   Furniture and fixtures                                                               62,264              26,284
   Vehicles                                                                            354,998             149,244
   Leasehold improvements                                                              241,212              10,557
   Diagnostic imaging equipment                                                     47,767,289          34,514,450
                                                                             ----------------------------------------
Total property and equipment                                                        48,852,882          34,828,045
Less accumulated depreciation and amortization                                      (7,848,337)         (1,806,313)
                                                                             ----------------------------------------
Property and equipment, net                                                         41,004,545          33,021,732

Other assets:
   Debt issuance costs, net of accumulated amortization of $590,000 and
     $174,000 at December 31, 1998 and 1997, respectively                            1,909,722           2,326,390
   Goodwill, net of accumulated amortization of $4,293,000 and
     $1,097,000 at December 31, 1998 and 1997, respectively                         60,908,775          51,564,875
   Deferred income taxes                                                                     -           1,808,000
   Deposits and other assets                                                         1,155,534             600,305
                                                                             ----------------------------------------
Total other assets                                                                  63,974,031          56,299,570
                                                                             ----------------------------------------
Total assets                                                                      $111,766,471         $92,968,362
                                                                             ========================================

                    SMT Health Services Inc. and Subsidiaries
                     Consolidated Balance Sheets (continued)

                                                                                           DECEMBER 31,
                                                                                    1998                1997
                                                                             ----------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                            $       708,519       $     398,268
   Accrued wages and related taxes                                                     347,037             169,998
   Current portion of long-term debt and capital lease obligations                   2,488,632           1,168,370
   Other current liabilities                                                         2,165,612           1,571,208
                                                                             ----------------------------------------
Total current liabilities                                                            5,709,800           3,307,844

Deferred tax liability                                                               1,228,254                   -
Long-term debt and capital lease obligations--less current portion                  65,945,359          54,876,723
                                                                             ----------------------------------------
Total liabilities                                                                   72,883,413          58,184,567

Stockholders' equity:
   Common stock, $0.01 par value; authorized 400,000 shares;
     issued and outstanding 335,600 shares                                               3,356               3,356
   Additional paid-in capital                                                       35,006,644          34,906,644
   Retained earnings (deficit)                                                       3,873,058            (126,205)
                                                                             ----------------------------------------
Total stockholders' equity                                                          38,883,058          34,783,795

                                                                             ----------------------------------------
Total liabilities and stockholders' equity                                        $111,766,471         $92,968,362
                                                                             ========================================


SEE ACCOMPANYING NOTES.

                    SMT Health Services Inc. and Subsidiaries
                      Consolidated Statements of Operations


                                                                 PERIOD              PERIOD
                                           YEAR ENDED          AUGUST 5 TO        JANUARY 1 TO           YEAR ENDED
                                          DECEMBER 31,         DECEMBER 31,         AUGUST 4,           DECEMBER 31,
                                              1998                1997                1997                  1996
                                       -------------------------------------------------------------------------------
                                                                                 (PREDECESSOR)        (PREDECESSOR)
Revenues                                     $45,049,136       $12,514,427         $15,378,259          $19,021,954

Costs and expenses:
   Operating expenses                         15,841,259         4,097,433           4,949,242            6,279,915
   Depreciation and amortization               9,810,507         2,985,060           3,786,771            4,724,909
   Selling, general and
      administrative                           5,250,739         1,522,002           2,398,323            2,877,421
   Stock option compensation                     100,000         1,349,976                   -                    -
   Other (Note 14)                                     -                 -                   -             (300,000)
                                       -------------------------------------------------------------------------------
Total costs and expenses                      31,002,505         9,954,471          11,134,336           13,582,245
                                       -------------------------------------------------------------------------------
Operating income                              14,046,631         2,559,956           4,243,923            5,439,709
                                       -------------------------------------------------------------------------------

Other income (expense):
   Interest income                                28,170            15,627             340,137              190,399
   Interest--third parties                    (6,312,338)       (2,161,788)         (1,170,122)          (2,005,429)
   Interest--related parties                           -                 -             (77,437)             (35,818)
                                       -------------------------------------------------------------------------------
Total other income (expense)                  (6,284,168)       (2,146,161)           (907,422)          (1,850,848)
                                       -------------------------------------------------------------------------------

Income before income taxes and
   extraordinary item                          7,762,463           413,795           3,336,501            3,588,861
Income taxes                                   3,763,200           540,000           1,423,407            1,178,000
                                       -------------------------------------------------------------------------------
Income (loss) before extraordinary
   item                                        3,999,263          (126,205)          1,913,094            2,410,861
Extraordinary loss on early
   extinguishment of debt (net of
   income tax benefit of $115,000)                     -                 -             181,000                    -
                                       -------------------------------------------------------------------------------
Net income (loss)                           $  3,999,263     $    (126,205)       $  1,732,094       $    2,410,861
                                       ===============================================================================


SEE ACCOMPANYING NOTES.

                    SMT Health Services Inc. and Subsidiaries
           Consolidated Statements of Changes in Stockholders' Equity




                                                      COMMON STOCK                 ADDITIONAL         RETAINED            TOTAL
                                               -----------------------------         PAID-IN          EARNINGS        STOCKHOLDERS'
                                                   SHARES          AMOUNT            CAPITAL          (DEFICIT)           EQUITY
                                               ------------- --------------- ----------------- ------------------ ------------------
Balances (Predecessor)--December 31, 1995          2,654,400      $ 26,544         $ 6,636,070       $(1,260,961)     $   5,401,653
   Exercise of stock options and warrants            793,500         7,935           2,219,094                 -          2,227,029
   Tax adjustments regarding stock option and
     warrant exercises                                     -             -           1,360,000                 -          1,360,000
   Stock dividend                                    247,130         2,471           1,866,450        (1,868,921)                 -
   Net income                                              -             -                   -         2,410,861          2,410,861
                                               ------------- --------------- ----------------- ------------------ ------------------
Balances (Predecessor)--December 31, 1996          3,695,030        36,950          12,081,614          (719,021)        11,399,543
   Exercise of stock options and warrants          2,051,270        20,513          12,249,998                 -         12,270,511
   Tax adjustment regarding stock option and
     warrant exercises                                     -             -             245,000                 -            245,000
   Net income                                              -             -                   -         1,732,094          1,732,094
                                               ------------- --------------- ----------------- ------------------ ------------------
Balances (Predecessor)--August 4, 1997             5,746,300        57,463          24,576,612         1,013,073         25,647,148
   Purchase of "Predecessor" common stock         (5,746,300)      (57,463)        (24,576,612)       (1,013,073)       (25,647,148)
   Issuance of common stock                          335,600         3,356          33,556,668                 -         33,560,024
   Employee stock option rollover value                    -             -           1,349,976                 -          1,349,976
   Net loss                                                -             -                   -          (126,205)          (126,205)
                                               ------------- --------------- ----------------- ------------------ ------------------
Balances--December 31, 1997                          335,600         3,356          34,906,644          (126,205)        34,783,795
  Employee stock option rollover value                     -             -             100,000                 -            100,000
  Net income                                               -             -                   -         3,999,263          3,999,263
                                               ------------- --------------- ----------------- ------------------ ------------------
Balances--December 31, 1998                          335,600      $  3,356         $35,006,644       $ 3,873,058      $  38,883,058
                                               ============= =============== ================= ================== ==================


     SEE ACCOMPANYING NOTES.

                    SMT Health Services Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows


                                                                             PERIOD            PERIOD
                                                      YEAR ENDED           AUGUST 5 TO      JANUARY 1 TO          YEAR ENDED
                                                      DECEMBER 31,         DECEMBER 31,       AUGUST 4,          DECEMBER 31,
                                                          1998                1997              1997                 1996
                                                  -------------------------------------------------------------------------------
                                                                                            (PREDECESSOR)       (PREDECESSOR)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                     $  3,999,263       $    (126,205)      $  1,732,094         $ 2,410,861
Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
     Stock option compensation                             100,000           1,349,976                  -                   -
     Extraordinary loss on early
       extinguishment                                            -                   -            296,000                   -
     Depreciation and amortization                       9,810,507           2,985,060          3,786,771           4,724,909
     Amortization of debt issuance costs                   416,664             173,610                  -                   -
     Deferred income tax expense                         3,131,247             535,600          1,013,407           1,288,000
     Undistributed earnings of affiliate                  (235,457)                  -                  -                   -
     Other                                                   4,906                   -                  -                   -
     Changes in certain operating assets and
       liabilities:
         Accounts and notes receivable                  (1,385,548)            161,885           (385,387)           (544,660)
         Other current assets                             (359,569)            672,658           (218,329)           (470,751)
         Accounts payable and other                         (9,967)           (270,113)         1,292,159             (21,064)
         Accrued wages and related taxes                   (69,434)             11,225             47,109              53,841
                                                  -------------------------------------------------------------------------------
Net cash provided by operating activities               15,402,612           5,493,696          7,563,824           7,441,136

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment                                   (9,196,483)         (4,801,928)        (3,061,710)         (2,977,334)
Sale of equipment                                          350,000                   -                  -                   -
Payment for purchase of acquired entities,
   net of cash acquired                                (12,495,025)                  -                  -            (642,840)
Net change in cash restricted for equipment
   financing purposes                                            -             400,000                  -           1,200,000
Other                                                      (14,387)             26,475              2,500            (146,472)
                                                  -------------------------------------------------------------------------------
Net cash used in investing activities                  (21,355,895)         (4,375,453)        (3,059,210)         (2,566,646)


     SEE ACCOMPANYING NOTES.

                    SMT Health Services Inc. and Subsidiaries
                Consolidated Statements of Cash Flows (continued)


                                                                       PERIOD                PERIOD
                                                    YEAR ENDED       AUGUST 5 TO           JANUARY 1           YEAR ENDED
                                                    DECEMBER 31,     DECEMBER 31,          TO AUGUST 4,        DECEMBER 31,
                                                       1998              1997                  1997                1996
                                                -------------------------------------------------------------------------------
                                                                                          (PREDECESSOR)       (PREDECESSOR)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facility               15,970,000          8,269,092                   -                   -
Borrowings on term loan credit facility                        -         50,000,000                   -                   -
Debt issuance costs                                            -         (2,500,000)                  -                   -
Principal payments under revolving credit
   facility                                           (6,400,000)        (4,000,000)                  -                   -
Principal payments under term loan credit
   facility                                             (500,000)          (125,000)                  -                   -
Principal payments under long-term debt and
   capital leases:
     Third parties                                    (2,328,278)          (324,650)         (2,962,214)         (4,735,551)
     Related parties                                           -                  -            (145,424)            (64,329)
Refinance of short- and long-term debt and
   capital leases                                       (842,667)       (20,312,619)                  -                   -
Principal payoff of long-term debt and
   capital leases                                              -                  -          (4,271,787)                  -
Extraordinary loss on early extinguishment
   of debt                                                     -                  -            (296,000)                  -
Payment for purchase of "Predecessor" common
   stock                                                       -        (77,971,322)                  -                   -
Issuance of "Predecessor" common stock from
   exercise of stock options and warrants                      -                  -          12,270,511           2,227,029
Issuance of common stock                                       -         33,560,024                   -                   -
Other                                                          -             12,386             (12,386)                  -
                                                -------------------------------------------------------------------------------
Net cash provided by (used in) financing
   activities                                          5,899,055        (13,392,089)          4,582,700          (2,572,851)
                                                -------------------------------------------------------------------------------

Net (decrease) increase in cash and cash
   equivalents                                           (54,228)       (12,273,846)          9,087,314           2,301,639
Cash and cash equivalents--beginning of period         1,456,626         13,730,472           4,643,158           2,341,519
                                                -------------------------------------------------------------------------------
Cash and cash equivalents--end of period            $  1,402,398       $  1,456,626         $13,730,472         $ 4,643,158
                                                ===============================================================================

SEE ACCOMPANYING NOTES.

                    SMT Health Services Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1998


1. ORGANIZATION AND BASIS OF PRESENTATION

SMT Health Services Inc. and its wholly owned subsidiaries (the "Company") are engaged primarily in providing medical diagnostic imaging and management services to hospitals, physicians and patients. The Company, through its subsidiaries, operates thirty-four (34) mobile Magnetic Resonance Imaging ("MRI") Systems ("MRI Systems") in North Carolina, West Virginia, Ohio, Pennsylvania, South Carolina, Tennessee, Kentucky, Virginia, Indiana and New Mexico. In addition, the Company also operates one Computed Tomography ("CT") system in Arizona. See Note 13 for acquisitions in 1998.

The Company also owns 50% of a partnership as a general partner and a 50% interest in a limited liability company. These entities provide services similar to the Company's activities and are accounted for under the equity method.

On June 23, 1997, SMT Health Services Inc. (the "Predecessor") signed a definitive agreement with Three Rivers Holding Corporation ("Holding"), which is wholly owned by affiliates of Apollo Management L.P. ("Apollo"), and Three Rivers Acquisition Corp. ("Three Rivers"), which is wholly owned by Holding, pursuant to which Three Rivers agreed to acquire all of the outstanding shares of the Predecessor for $11.75 per share through a cash tender offer which commenced on June 30, 1997, followed by a merger with the Company. The total transaction was valued at approximately $100 million including outstanding stock options and warrants and the assumption of debt.

On August 5, 1997, Three Rivers successfully completed its tender offer and purchased 91.9% of the issued and outstanding common stock of the Predecessor. On September 29, 1997, Three Rivers purchased the remaining 8.1% of the issued and outstanding Predecessor common stock that completed the merger and the Company became a wholly owned subsidiary of Holding. This transaction was accounted for as a purchase pursuant to Accounting Principles Board ("APB") Opinion No. 16, and accordingly, the purchase price was allocated to assets acquired and liabilities assumed.

Also on August 5, 1997, Holding, Three Rivers, the Company and various lenders entered into an $80 million term loan and revolving credit facility that was used to fund a portion of the cash tender and refinance approximately $20 million of indebtedness. Total borrowings related to this transaction was approximately $58.3 million, consisting of a $50 million term loan and an $8.3 million revolving loan. The remainder of the credit facility will be used for working capital requirements, general corporate purposes, and future acquisitions. The remainder of the cash tender was funded by the issuance of $33.6 million of common stock from Three Rivers.

The accompanying consolidated financial statements and notes to the consolidated financial statements include Predecessor financial information for the period January 1, 1997 to August 4, 1997 and the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION POLICY

The consolidated financial statements include the accounts of SMT Health Services Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION

Revenue from diagnostic imaging services is recognized as patient services are performed.

SERVICE AGREEMENTS

The Company provides services to hospitals and physician practices under Mobile MRI Service Agreements that expire at various times between 1999 and 2004. The majority of the Company's revenues are derived directly from health care providers. To a lesser extent, revenues are generated from direct billings to patients or their medical payors (including Medicare and Medicaid) and are recorded net of contractual discounts. Net revenues from direct patient billing amounted to approximately 6% of revenues in the year ended December 31, 1998. There was no direct patient billing in the periods ended December 31, 1997 and August 4, 1997, and the year ended December 31, 1996. During 1998, 1997 and 1996, approximately 18%, 28% and 29%, respectively, of the Company's billings and collections under service contracts were processed through Hospital Shared Services ("HSS"), a representative of certain hospitals. As a fee for these services, HSS retains approximately 2.5% of gross billings to these hospitals and, accordingly, the Company records related revenues on a net basis. Such fees totaled approximately $197,000 for the year ended December 31, 1998, $83,000 and $113,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $150,000 for the year ended December 31, 1996.

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid program.

CASH AND CASH EQUIVALENTS

Cash equivalents include highly liquid investments with original maturities of ninety days or less.

ACCOUNTS RECEIVABLE

The Company provides shared diagnostic imaging equipment and management services to the health care industry and directly to patients on an outpatient basis. Substantially all of the Company's accounts receivable are due from hospitals, other health care providers and health insurance providers located throughout the United States. Services are generally provided pursuant to long-term contracts and directly to patients, and generally collateral is not required. Receivables generally are collected within industry norms for third party payors. Credit losses are provided for in the consolidated financial statements and losses experienced have been within management's estimates.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, which is generally eight years. Four (4) mobile MRI Systems financed with fair market value leases are being amortized using the straight-line method over the term of the leases which is generally five years.

GOODWILL

The excess of the purchase price paid over net assets acquired is recorded as goodwill and amortized over 20 years using the straight-line method.

DEBT ISSUANCE COSTS

Debt issuance costs represent fees incurred related to the establishment of the $80 million term loan and revolving credit facility the Company entered into on August 5, 1997, as further described in Notes 1 and 3. These costs are amortized over the term of the facility using the effective interest method. Amortization was approximately $416,000 for the year ended December 31, 1998 and $174,000 for the period ended December 31, 1997.

INCOME TAXES

The Company files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

SIGNIFICANT RISKS AND UNCERTAINTIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

YEAR 2000 ISSUE (UNAUDITED)

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

The Company utilizes software and related technologies that will be affected by the date change in the year 2000. The Company is comprehensively reviewing its computer systems and non-information technology systems to identify potential Year 2000 Issues and is in the process of assessing the impact of the Year 2000 Issue on the Company's business. Although the Company's assessment of the Year 2000 problem is incomplete, the Company has recently installed new or upgraded software for certain internal management information systems that was developed as Year 2000 compliant. The Company is evaluating all other systems for Year 2000 compliance. If needed, a plan will be developed to resolve any deficiencies. The Company is also undertaking efforts to verify that all vendors and suppliers will be Year 2000 compliant.

All of the Company's diagnostic imaging equipment used to provide imaging services have computer systems and applications that could be affected by Year 2000 Issues. The Company has begun to assess the impact on its diagnostic imaging equipment by contacting the vendors of such equipment. The vendors of the MRI and CT equipment used by the Company have provided information identifying certain MRI and CT equipment as Year 2000 compliant or provided plans to ensure Year 2000 compliance with respect to the balance of the noncompliant MRI and CT equipment. The remediation of the MRI and CT equipment will be made during future regularly scheduled maintenance visits.

The Company has not determined the most reasonably likely worst case scenario and any related contingency plan to deal with such scenario. This assessment is anticipated to be made as part of the comprehensive review of the Year 2000 Issue that is currently underway. Management does not expect the most reasonably likely worst case scenario or the related contingency plan to have a material impact on the Company's business, results of operation, or financial condition.

CERTAIN SIGNIFICANT ESTIMATES

The Company operates mobile MRI Systems which are capital intensive and subject to changes in technology. The Company primarily purchases the mobile MRI equipment and depreciates the equipment over eight years to an estimated residual value which typically approximates 15% of the original cost of the equipment. The useful lives and residual values estimated by management are considered significant estimates. Management does not currently anticipate significant technological advances which could materially affect its estimates.

The Company is not dependent on any one customer or geographic region as a source of its revenues. However, during 1998, 1997 and 1996, the Company utilized the services of HSS to process approximately 18%, 28% and 29% of its billings and collections, respectively.

FINANCIAL INSTRUMENTS

Management believes that the carrying values of its financial instruments approximates their fair values due to the variable nature of the underlying interest rates.

STOCK-BASED COMPENSATION

During 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted under SFAS 123, the Company has elected to continue to follow the guidance of APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for its stock-based employee compensation arrangements. Because the Company elected the disclosure-only method available under SFAS 123, the adoption of SFAS 123 did not have any impact on the consolidated financial statements (see Note 7).

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted SFAS 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. For the year ended December 31, 1998, the periods ended December 31, 1997 and August 4, 1997, and the year ended December 31, 1996, the Company did not have any components of comprehensive income or other comprehensive income as defined in SFAS 130.

3. OTHER CURRENT LIABILITIES

Other current liabilities is comprised of the following:

                                                                              1998               1997
                                                                       ------------------- ------------------
     Accrued expenses                                                    $      890,499      $      485,569
     Income taxes payable                                                       441,355             202,720
     Accrued bonuses                                                            444,154             312,800
     Accrued interest                                                           149,810             252,370
     Other                                                                      239,794             317,749
                                                                       ------------------- ------------------
                                                                         $    2,165,612      $    1,571,208
                                                                       =================== ==================

4. LONG-TERM DEBT AND LEASE OBLIGATIONS

A summary of the Company's debt at December 31, 1998 and 1997 is as follows:

                                                                           1998                1997
                                                                     ------------------ -------------------
     Term loan                                                            $49,375,000        $49,875,000
     Revolving loan                                                        13,839,092          4,269,092
     Equipment loans                                                        2,297,751                  -
     Capital lease obligations                                              2,922,148          1,901,001
                                                                     ------------------ -------------------
                                                                           68,433,991         56,045,093
     Less current portion                                                   2,488,632          1,168,370
                                                                     ------------------ -------------------
                                                                          $65,945,359        $54,876,723
                                                                     ================== ===================

Future minimum lease payments under capital lease obligations, equipment loans, and maturities of long-term debt as of December 31, 1998 are as follows:


                                                 LONG-TERM           EQUIPMENT LOANS         CAPITAL LEASE
                                                    DEBT                                      OBLIGATIONS
                                           ----------------------- --------------------- ----------------------
Year ending December 31:
   1999                                          $     500,000           $   487,507             $1,655,326
   2000                                                500,000               474,367                739,756
   2001                                                500,000               325,574                567,676
   2002                                                500,000               290,348                210,852
   2003                                             47,375,000               315,985                      -
   Thereafter                                                -               403,970                      -
                                           ----------------------- --------------------- ----------------------
                                                    49,375,000             2,297,751              3,173,610
Less amounts representing interest                           -                     -                251,462
                                           ----------------------- --------------------- ----------------------
                                                 $  49,375,000           $ 2,297,751             $2,922,148
                                           ======================= ===================== ======================

On August 5, 1997, the Company entered into a two-tranche $80 million credit facility (the "Facility") that was used to fund a portion of the cash tender offer and to refinance approximately $20 million of Predecessor indebtedness (see Note 1). One tranche is an available revolving loan of up to $30 million and the other tranche is a term loan of $50 million.

The Company had $13,839,092 and $49,375,000 outstanding at December 31, 1998 under the revolving and term loans, respectively. The Company has the right to prepay the revolving or term loans, in minimum principal amounts as defined, in whole or in part without premium or penalty subject to certain terms and conditions of the Facility. The Facility requires the Company to reduce commitments under the revolving loan to $15 million at August 31, 2002 and to reduce the remaining $15 million commitment at August 31, 2003. The term loan has scheduled quarterly principal repayments of $125,000 due beginning on December 31, 1997 with the balance outstanding due at the final maturity date of the Facility on August 31, 2003. The term loan also requires a mandatory repayment within 120 days of year-end based on a calculation of Excess Cash Flow (as defined by the Facility agreement). Management estimates the repayment due in 1999 to be approximately $2.3 million. The $2.3 million repayment due in 1999 has been classified as long-term based on management's intent and ability to continuously renew the borrowings on the revolving loan beyond December 31, 1999.

The interest rates for borrowings under the Facility are at the Company's option. Interest on loans can be based on Eurodollar rates plus 2.25% for revolving loans or 2.5% for term loans. Interest can also be based on the higher of 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate, the rate which is 1/2 of 1% in excess of the Federal Funds Rate and the Prime Lending Rate, plus 1.25% for revolving loans or 1.5% for term loans. All outstanding revolver and term loans under the Facility at December 31, 1998 were at Eurodollar rates plus the applicable percentages as required. The interest rates on these borrowings ranged from 7.8125% to 8.1875%. The Company is also required to pay a commitment fee equal to .50% per annum payable quarterly on the unused portion of the revolving loan facility.

All of the issued and outstanding stock of the Company and substantially all of the Company's assets are pledged as collateral under the Facility.

Under the Facility, the Company is required to meet certain covenants that include a consolidated fixed charge coverage ratio, consolidated interest coverage ratio, adjusted leverage ratio, all as defined. Other covenants include minimum consolidated levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"), restrictions on the ability of the Company to make loans and investments, incur additional indebtedness, engage in mergers, acquisitions, asset sales as well as other certain covenants as defined in the Facility agreement.

The Company has capital lease and equipment loan obligations that primarily relate to seven (7) MRI Systems and one (1) CT system. The cost and accumulated amortization of property securing capital lease obligations at December 31, 1998 were approximately $7,826,000 and $1,892,000, respectively. Interest rates related to the capital leases range from approximately 8.0% to 11.6%.

On January 2, 1998, the Company refinanced approximately $843,000 of short and long-term debt related to the Mid American Imaging, Inc. ("MAI") and Dimensions Medical Group, Inc. ("DMG") acquisition described in Note 13. A borrowing on the Company's revolving credit facility was used to refinance this debt. The interest rates associated with the refinanced debt ranged from 8.3% to 9.4%.

During March 1997, the Company paid off the remaining principal balance of three capital lease obligations totaling $4,236,000. The total amount paid to extinguish the capital leases totaled $4,532,000. The difference between the amount paid to extinguish the capital leases and the net carrying amount of the debt totaled $296,000, relating primarily to prepayment penalties, and has been recorded as an extraordinary loss, net of income taxes, in the consolidated statements of operations. The interest rates under the capital leases ranged from 10.6% to 13.5%.

During the period ended August 4, 1997, the Predecessor entered into capital leases or financing arrangements of $3.1 million related to the purchase of two new 1.0 Tesla mobile MRI Systems that cost approximately $3.5 million. Interest rates related to the capital leases or financing arrangements approximated 9%. The $3.1 million financed was subsequently refinanced as part of the $80 million credit facility the Company entered into on August 5, 1997.

The long-term debt and capital lease obligations balance at December 31, 1997 included approximately $27,000 of capital lease obligations due to third parties related to equipment at a radiation oncology center. Also, during September 1997, outstanding debt of approximately $526,000 related to a freestanding full-service diagnostic imaging center was paid off by a third party (see Note
10). The Predecessor had treated these centers as discontinued operations and sold the radiation oncology center in October 1994 and the freestanding full-service diagnostic imaging center in June 1995. Although the buyers assumed all future operating liabilities of the centers, the Company remained obligated on the related capital lease obligations. Accordingly, the Company has recorded an offsetting receivable for the lease receivables due from the purchaser of the centers. Such lease receivables are secured by the equipment and accounts receivable of the centers.

The Company leases certain tractors for the transportation of mobile MRI Systems. Operating lease expenses related to such tractor rentals totaled $601,000 for the year ended December 31, 1998, $160,000 and $211,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $346,000 for the year ended December 31, 1996.

The future minimum lease payments (excluding variable mileage costs of approximately $.065 per mile) required under these operating leases are as follows:


         Year ended December 31:
           1999                                                 $   671,000
           2000                                                     669,000
           2001                                                     591,000
           2002                                                     521,000
           2003                                                     393,000
           Thereafter                                               134,000
                                                           -------------------
           Total                                                $ 2,979,000
                                                           ===================

5. INCOME TAXES

Income tax expense (benefit) for the year ended December 31, 1998, the periods ended December 31, 1997 and August 4, 1997, and the year ended December 31, 1996 were as follows:

                                   CURRENT                                                  DEFERRED
       ----------------------------------------------------------   -------------------------------------------------------
            YEAR           PERIOD         PERIOD         YEAR          YEAR          PERIOD         PERIOD       YEAR
            ENDED        AUGUST 5 TO    JANUARY 1 TO     ENDED         ENDED        AUGUST 5 TO    JANUARY 1     ENDED
          DECEMBER 31,   DECEMBER 31,     AUGUST 4,   DECEMBER 31,  DECEMBER 31,    DECEMBER 31,   AUGUST 4,   DECEMBER 31,
            1998            1997           1997          1996          1998            1997          1997        1996
        ----------------------------------------------------------  -------------------------------------------------------
                                      (PREDECESSOR)  (PREDECESSOR)                               (PREDECESSOR)(PREDECESSOR)
Federal  $  471,191      $  74,000      $   26,000     $    -       $  2,522,00    $  338,635     $1,082,407   $ 1,014,000
State       255,761        135,000         129,000      (110,000)       514,239        (7,635)       186,000       274,000
        ----------------------------------------------------------  -------------------------------------------------------
         $  726,952      $ 209,000      $  155,000     $(110,000)   $  3,036,24    $  331,000     $1,268,407   $ 1,288,000
        ==========================================================  =======================================================


                                   TOTAL
         -------------------------------------------------------
          YEAR         PERIOD        PERIOD          YEAR
          ENDED       AUGUST 5 TO   JANUARY 1 TO      ENDED
         DECEMBER 31,  DECEMBER 31,   AUGUST 4,     DECEMBER 31,
           1998          1997           1997          1998
         -------------------------------------------------------
                                   (PREDECESSOR)   (PREDECESSOR)
Federal  $ 2,993,200   $  412,635     $ 1,108,407   $ 1,014,000
State        770,000      127,365         315,000       164,000
         -------------------------------------------------------
         $ 3,763,200   $  540,000     $ 1,423,407   $ 1,178,000
         =======================================================

In addition to the deferred tax expense disclosed above, deferred tax benefits of approximately $2,100,000 and $245,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $1,360,000 for the year ended December 31, 1996 were allocated to Predecessor equity or goodwill in connection with the tax deductions generated by the exercise of certain Predecessor stock options and warrants.

The difference between the Company's effective income tax rate and its statutory rate is reconciled below:

                                                                          PERIOD           PERIOD
                                                      YEAR ENDED        AUGUST 5 TO     JANUARY 1 TO        YEAR ENDED
                                                     DECEMBER 31,       DECEMBER 31,      AUGUST 4,         DECEMBER 31,
                                                         1998              1997              1997              1996
                                                   -----------------------------------------------------------------------
                                                                                        (PREDECESSOR)      (PREDECESSOR)
Income tax expense at statutory rate                   $2,639,000          $140,690        $1,134,410        $1,220,213
Increase (reduction) in income taxes
   resulting from:
     State and local income taxes, net of
       federal income tax benefit                         286,200            28,310           207,900           110,000
     Nondeductible goodwill amortization                  838,000           371,000                 -                 -
     Change of state net operating loss
       carryforward                                             -                 -            81,097           (61,000)
     Decrease in valuation allowance                            -                 -                 -          (103,000)
     Other items                                                -                 -                 -            11,787
                                                   -----------------------------------------------------------------------
                                                       $3,763,200          $540,000        $1,423,407        $1,178,000
                                                   =======================================================================

The components of the net deferred tax (liability) asset recognized in the consolidated balance sheets of the Company are presented below:

                                                                               DECEMBER 31,
                                                                         1998                1997
                                                                  ------------------- -------------------
Deferred tax assets:
   Net operating loss carryforwards                                    $ 2,570,560          $3,583,000
   Stock option compensation                                               540,000             540,000
   Nondeductible accrued expenses                                           62,776             244,000
   Alternative minimum tax credits                                         115,000                   -
   Other                                                                    44,210              33,000
                                                                  ------------------- -------------------
                                                                         3,332,546           4,400,000
Deferred tax liabilities:
   Diagnostic medical equipment, principally due
     to differences in depreciation                                     (4,560,800)         (2,592,000)
                                                                  ------------------- -------------------
Net deferred tax (liability) asset                                     $(1,228,254)         $1,808,000
                                                                  =================== ===================

Deferred income taxes are provided to account for temporary differences between financial statement accounting and income tax reporting and relate principally to differences in reporting for diagnostic medical equipment, depreciation and net operating loss carryforwards. There was no valuation allowance as of December 31, 1998 and 1997 and the net change in the total valuation allowance for the year ended December 31, 1996 was a decrease of $103,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits for these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $6,100,000, which are available to offset future federal taxable income through 2013. The Company has approximately $8,200,000 of available carryforwards as of December 31, 1998 for state purposes, which are available principally through 2012.

6. STOCKHOLDERS' EQUITY

In accordance with the Predecessor's March 1992 initial public offering, the Predecessor issued warrants to purchase shares of common stock of the Predecessor. Pursuant to the warrant agreement, the outstanding warrants were recapitalized to reflect the July 1995 5% and January 1997 7% common stock dividends. Accordingly, the outstanding warrants' exercise price of $7.00 entitled the holder to purchase 1.1235 shares of common stock of the Predecessor. During January through March 4, 1997 (the warrants expired at 5:00 p.m. on March 4, 1997), 1,677,000 warrants were exercised and the Predecessor issued 1,882,000 shares of common stock of the Predecessor. The Predecessor received net cash proceeds of approximately $11.7 million as a result of such warrant exercises. The warrants ceased trading on March 5, 1997.

7. STOCK OPTION PLANS

In connection with the MAI acquisition described in Note 13, on January 2, 1998, a former MAI officer and current Company employee converted a $100,000 bonus, payable by MAI on the sale of MAI (the "Bonus"), into fully vested options (the "MAI Sale Options") to purchase 1,563 shares of Holding common stock. The exercise price for shares of Holding common stock issuable upon exercise of the MAI Sale Options is equal to 36% of the per share Holding Equity Value (as defined below), or $36 per share of Holding common stock. The Bonus was recorded as stock option compensation by the Company. The MAI Sale Options contain the same terms and conditions as the Holding rollover options. The maximum term of the MAI Sale Options is ten years.

In connection with the acquisition described in Note 1, on September 29, 1997, certain fully vested options to acquire shares of common stock of the Predecessor held by officers and employees of the Predecessor were converted into fully vested options to acquire 21,094 shares of Holding common stock. Similar to the push-down accounting applied in recording the transaction described in Note 1, the aggregate value of the options to acquire the Predecessor common stock converted (approximately $1.35 million) was recorded as stock option compensation by the Company. The exercise price for converted options has been determined in a manner to provide the holders of the Predecessor options with the benefit of the excess of the purchase price of shares of the Predecessor common stock by Holding ($11.75 per share) over the exercise price applicable to the shares of the Predecessor common stock that would have been acquired upon exercise of the Predecessor option being converted, adjusted to reflect the revised capitalization structure of Holding (as compared to the Predecessor). The average exercise price of the Predecessor options prior to the rollover was 36% of the $11.75 per share price paid by Holding for shares of the Predecessor common stock, or $4.23 per share. The average exercise price for shares of Holding common stock issuable pursuant to options issued pursuant to the rollover is equal to 36% of the per share Holding Equity Value (as defined below), or $36 per share of Holding common stock. The "Holding Equity Value" is equal to the sum of the cash contributed by Apollo (approximately $33.5 million) in connection with the acquisition of the Predecessor by Holding, plus the aggregate value of the Predecessor options being converted (approximately $1.35 million). The maximum term of the options is ten years. The weighted-average remaining contractual life of the Holding rollover options (including the MAI Sale Options) as of December 31, 1998 and 1997 is approximately 8.8 and 9.8 years, respectively.

In addition, on October 14, 1997, Holding adopted a stock option plan (the "Three Rivers Option Plan"), pursuant to which Holding would grant to certain officers and employees of the Company options to purchase up to 35,000 shares of Holding common stock. The maximum term of the options is ten years. The weighted-average remaining contractual life of the Three Rivers Option Plan options outstanding as of December 31, 1998 and 1997, is approximately 8.9 and
9.8 years, respectively. The exercise price for each share issuable upon exercise of options issued pursuant to the Three Rivers Option Plan initial grant on October 14, 1997 will be $100.00, the per share equity value of Holding. Subject to certain exceptions, one half of such options will vest over four years based solely on continued employment with the Company. The other half of such options will vest after seven and one-half years, subject to acceleration if certain per share equity targets are achieved, based on continued employment with the Company.

Following is a summary of the status of the Holding rollover options (including MAI Sale Options) and the Three Rivers Option Plan options during the year ended December 31, 1998 and the period August 5, 1997 to December 31, 1997:

                                                                    THREE RIVERS HOLDING CORPORATION
                                                                      ROLLOVER OPTIONS OUTSTANDING
                                                           ---------------------------------------------------
                                                                                           WEIGHTED-AVERAGE
                                                                                            EXERCISE PRICE
                                                                     NUMBER                    PER SHARE
                                                           ------------------------- -------------------------
Balance--August 5, 1997                                                 --                           $--
Granted                                                             21,094                           $36
                                                           ------------------------- -------------------------
Balance--December 31, 1997                                           21,094                           $36
Granted                                                               1,563                           $36
                                                           ------------------------- -------------------------
Balance--December 31, 1998                                           22,657                           $36
                                                           ========================= =========================

                                                                      THREE RIVERS HOLDING CORPORATION
                                                                      OPTION PLAN OPTIONS OUTSTANDING
                                                           ---------------------------------------------------
                                                                                           WEIGHTED-AVERAGE
                                                                                            EXERCISE PRICE
                                                                    NUMBER                    PER SHARE
                                                           ------------------------- -------------------------
Balance--August 5, 1997                                                 --                       $   --
Granted                                                             29,996                         $100
                                                           ------------------------- -------------------------
Balance--December 31, 1997                                          29,996                         $100
Granted                                                              1,800                         $100
Granted                                                              3,204                         $225
                                                           ------------------------- -------------------------
Balance--December 31, 1998                                           35,000                      $111.50
                                                           ========================= =========================

The Predecessor's 1991 and 1996 Employee Stock Option Plans (the "Employee Plans") and Director Stock Option Plan for nonemployee directors (the "Directors' Plan") provided for the granting of options to purchase shares of Predecessor common stock at the fair market value on the date of grant. Options granted under the Employee Plans and the Directors' Plan had to be exercised within ten years of the date of grant and while the recipient was an employee or director of the Predecessor. All options granted under these plans were nonqualified stock options.

During the period ended August 4, 1997, stock options covering 82,367 shares of common stock were exercised pursuant to the Predecessor's Employee Plans. The Predecessor received approximately $312,000 from such stock option exercises.

Upon completion of the merger on September 29, 1997 (see Note 1), no options to purchase shares and no additional shares were available for future grant pursuant to the Predecessor Employee Plans or the Directors' Plan.

The total number of options to purchase shares of Predecessor common stock and the exercise prices of any options granted pursuant to the Predecessor's Employee Plans and Directors' Plan prior to July 1995 have been adjusted to reflect the July 1995 5% common stock dividend (see Note 12).

In January 1997, the Predecessor granted a 7% common stock dividend. The total number of options to purchase shares of Predecessor common stock and the exercise prices of any options granted pursuant to the Employee Plans and the Directors' Plan have been adjusted to reflect the January 1997 dividend.

                                                                 PREDECESSOR EMPLOYEE OPTIONS OUTSTANDING
                                                                -------------------------------------------
                                                                       NUMBER            PRICE PER SHARE
                                                                ---------------------- --------------------
Balance--December 31, 1995                                              780,042                $1.28-$3.56
Granted                                                                 309,770                $3.92-$6.43
Exercised                                                              (439,900)               $1.28-$3.11
Expired                                                                 (10,480)                     $3.11
                                                                ----------------------
Balance--December 31, 1996                                              639,432                $1.28-$6.43
Granted                                                                  12,000                      $9.81
Exercised or converted into Holding stock option plan                  (650,758)               $3.11-$6.43
Expired                                                                    (674)                     $3.11
                                                                ----------------------
Balance--September 29, 1997                                                  --
                                                                ======================

                                                                           PREDECESSOR DIRECTOR
                                                                           OPTIONS OUTSTANDING
                                                                -------------------------------------------
                                                                       NUMBER            PRICE PER SHARE
                                                                ---------------------- --------------------
Balance--Decembr 31, 1995                                                34,188               $1.66-$4.09
Granted                                                                   6,741                     $7.94
Exercised                                                               (23,100)              $1.66-$4.09
Expired                                                                  (2,100)                    $4.09
                                                                ----------------------
Balance--December 31, 1996                                               15,729               $1.66-$7.94
Exercised                                                               (15,729)              $1.66-$7.94
                                                                ----------------------
Balance--September 29, 1997                                                  --
                                                                ======================

In compliance with SFAS 123, the Company has elected to provide the pro forma disclosure. As such, the net income (loss) for the year ended December 31, 1998, for the periods ended December 31, 1997 and August 4, 1997, and for the year ended December 31, 1996 adjusted to reflect pro forma amounts are indicated below:

                              YEAR ENDED      PERIOD AUGUST 5 TO    PERIOD JANUARY 1 TO        YEAR ENDED
                          DECEMBER 31, 1998    DECEMBER 31, 1997       AUGUST 4, 1997       DECEMBER 31, 1996
                          ------------------- -------------------- ----------------------- -----------------
                                                                       (PREDECESSOR)          (PREDECESSOR)
Net income (loss):
   As reported                 $3,999,263         $  (126,205)           $1,732,094              $2,410,861
   Pro forma                    3,897,263            (171,205)            1,714,094               2,017,861

The fair value of stock options granted during the year ended December 31, 1998 and the period ended December 31, 1997 was estimated, exclusive of a volatility assumption, which results in a minimum value. The fair value of stock options granted during the period ended August 4, 1997 and the year ended December 31, 1996 was estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average fair values and related assumptions were:

                              YEAR ENDED      PERIOD AUGUST 5 TO    PERIOD JANUARY 1 TO        YEAR ENDED
                          DECEMBER 31, 1998    DECEMBER 31, 1997       AUGUST 4, 1997       DECEMBER 31, 1996
                          ------------------- -------------------- ----------------------- -----------------
                                                                       (PREDECESSOR)          (PREDECESSOR)
Weighted-average fair value    $102,000           $45,000                $18,000                 $393,000
Expected volatility                  --                --                     22%                      33%
Risk-free interest rate            4.68%              6.8%                  7.00%                    7.05%
Expected lives                  3 years           3 years                3 years                  3 years

Dividend yield for all grants was assumed to be insignificant.

The effect on the year ended December 31, 1998, the periods ended December 31, 1997 and August 4, 1997 and for the year ended December 31, 1996 of applying SFAS 123 for providing pro forma disclosures are not likely to be representative of the effects on pro forma net income for future years because the number of option grants and the fair values assigned to the grants could differ.

8. BENEFIT PLANS

The Company maintains an annual bonus plan for key executives and employees which is based primarily upon the pretax earnings of the Company. The Company expensed approximately $969,000 for the year ended December 31, 1998, $349,000 and $605,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $584,000 for the year ended December 31, 1996 related to this plan.

The Company maintains and administers an employee savings plan for all employees pursuant to Internal Revenue Code Section 401(k). The plan provides for discretionary contributions as determined by the Company's Board of Directors. The Company contributed approximately $76,000 for the year ended December 31, 1998, $19,000 and $26,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $34,000 for the year ended December 31, 1996.

9. RELATED PARTY TRANSACTIONS

On August 5, 1997, the Company entered into a ten-year management consulting agreement with Apollo pursuant to which Apollo is to receive a fee of $250,000 per year. The Company recorded expense of approximately $250,000 and $100,000 related to this consulting agreement for the year ended December 31, 1998 and the period ended December 31, 1997, respectively.

A certain director of the Predecessor was a director of, consultant to and shareholder of DVI Inc., the parent of DVI Financial Services Inc. ("DVI"). This director resigned as a director of the Company in conjunction with the purchase transaction described in Note 1. During 1996, the Predecessor financed the acquisition of a new mobile MRI System with DVI. The Predecessor and DVI entered into a 60-month capital lease financing approximately $1.5 million at an interest rate of approximately 9.5%. Total payments to DVI during the period January 1, 1997 to August 4, 1997 and the year ended December 31, 1996 with respect to capital lease obligations were approximately $223,000 and $100,000, respectively, including $77,000 and $36,000, respectively, of interest expense associated with such capital leases.

A former shareholder/director of the Predecessor was also a consultant to the Predecessor, and the Predecessor had entered into a five-year consulting agreement with him through November 1996 pursuant to which he was to receive a fee of $75,000 per year. On March 27, 1996, the Predecessor prepaid the remaining $50,000 due under the Consulting Agreement and terminated the Consultant Agreement. Fees paid to this former shareholder/director totaled approximately $75,000 for 1996.

10. COMMITMENTS AND CONTINGENCIES

The leases for the Company's principal facilities expire in April 2001 and November 2002. Rent expense for the principal facilities was $180,000 for the year ended December 31, 1998, $37,000 and $51,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $76,000 for the year ended December 31, 1996. Future minimum lease payments under these leases are as follows:

                                         FUTURE MINIMUM LEASE
                                               PAYMENTS
                                       ------------------------
Year ended December 31:
   1999                                          $183,000
   2000                                           186,000
   2001                                           120,000
   2002                                            79,000
                                       ------------------------
                                                 $568,000
                                       ========================

Pursuant to the mobile MRI System maintenance contracts, which begin upon expiration of the manufacturer's warranty period of generally 12 to 18 months and which contracts expire at various dates through the year 2003, the Company is currently obligated to pay approximately $257,000 per month for maintenance of equipment. The Company recognized expense related to mobile MRI System maintenance of approximately $2,279,000 for the year ended December 31, 1998, approximately $668,000 and $746,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and approximately $1,111,000 for the year ended December 31, 1996.

During July 1998, the Company entered into a diagnostic imaging application software purchase agreement with a MRI System vendor. The agreement requires the Company to purchase a certain amount of application software options over a three-year period beginning July 1, 1998. The total amount of the purchase commitment is approximately $1,018,000 payable, at a minimum, in quarterly installments. At the end of the agreement, if the Company has selected less than the required amount of software options, the Company is entitled to use the determined value of the difference to acquire other commercially available products or services from the vendor within two years of the contract termination.

In November 1992, the Predecessor issued a letter-of-credit in the amount of $198,500 pursuant to a lease transaction related to its freestanding full-service diagnostic imaging center. In exchange for restructuring the terms of the debt of this center, the Predecessor increased the outstanding letter-of-credit to an aggregate $400,000. On June 30, 1995, the Predecessor completed the sale of substantially all of the assets of this center. Although the buyer assumed all future operating liabilities of the center, the Company remained obligated on the related capital lease obligations. During September 1997, the outstanding debt of approximately $526,000 related to this center was paid off by a third party and the lessor subsequently terminated the $400,000 letter-of-credit (see Note 4).

11. SUPPLEMENTAL CASH FLOW INFORMATION

During the year ended December 31, 1998, the Company incurred approximately $334,000 of indebtedness under a financing arrangement to purchase diagnostic imaging equipment. The Company did not enter into any capital lease arrangements during the year ended December 31, 1998; however, several capital lease arrangements were assumed as part of the acquisitions described in Note 13. The Predecessor entered into various capital leases or financing arrangements (including new MRI Systems and MRI System upgrades) of approximately $3,100,000 during the period ended August 4, 1997 and $15,135,000 during the year ended December 31, 1996. These amounts were recorded as long-term debt and obligations under capital leases and as diagnostic imaging equipment.

On January 2, 1998, the Company refinanced approximately $843,000 of short- and long-term debt related to the MAI and DMG acquisition as described in Note 13. A borrowing on the Company's revolving credit facility was used to refinance this debt. In connection with the purchase transaction described in Note 1, the Company refinanced various capital leases and long-term debt of approximately $20 million during the period August 5, 1997 to December 31, 1997. The Predecessor did not refinance any capital leases or long-term debt during the period January 1, 1997 to August 4, 1997; however, the Predecessor did refinance capital lease obligations of approximately $2,474,000 during the year ended December 31, 1996.

Interest paid totaled $5,998,000 for the year ended December 31, 1998, $1,760,000 and $1,238,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $2,062,000 for the year ended December 31, 1996.

Income taxes paid totaled $435,000 for the year ended December 31, 1998, $4,000, and $19,000 for the periods ended December 31, 1997 and August 4, 1997, respectively, and $240,000 for the year ended December 31, 1996.

Noncash investing and financing activities for the year ended December 31, 1998 include $100,000 of a bonus for a former MAI officer and current Company employee that was converted into options to acquire shares of Holding common stock. During the period ended December 31, 1997, certain options to acquire shares of common stock of the Predecessor held by officers and employees of the Predecessor were converted into options to acquire shares of Holding common stock. The aggregate value of the options to acquire the Predecessor common stock that were converted approximated $1.35 million for the period ended December 31, 1997.

On January 2, 1998, the Company purchased all of the common stock of Mid American Imaging, Inc. and Dimensions Medical Group, Inc., and related assets for cash consideration of approximately $10,418,000. In conjunction with the acquisition, liabilities were assumed as follows:

        Fair value of assets acquired                        $ 16,282,000
        Cash paid for common stock                            (10,418,000)
                                                        --------------------
        Liabilities assumed                                  $  5,864,000
                                                        ====================

On August 17, 1998, the Company purchased all of the common stock of RIA Management Services, Inc. ("RIA") for cash consideration of approximately $2,135,000. In conjunction with the acquisition, liabilities were assumed as follows:

        Fair value of assets acquired                         $ 3,366,000
        Cash paid for common stock                             (2,135,000)
                                                        --------------------
        Liabilities assumed                                   $ 1,231,000
                                                        ====================

12. COMMON STOCK DIVIDENDS

On January 14, 1997, the Predecessor issued 247,130 common shares in accordance with a 7% common stock dividend for all shareholders of record on January 10, 1997. The December 31, 1996 financial statements have been adjusted to reflect this transaction as of that date. In accordance with the Predecessor's Warrant Agreement, the Predecessor's publicly traded warrants were recapitalized to reflect the common stock dividend. As a result, each warrant certificate entitled the holder to purchase 1.1235 shares of stock for $7.00. In July 1995, the Predecessor issued a similar 5% common stock dividend. Such publicly traded warrants expired on March 4, 1997.

13. ACQUISITIONS

On January 2, 1998, Canton Holding Corp., a wholly owned subsidiary of the Company, acquired all of the outstanding common stock of MAI and DMG. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed. The purchase price consisted of approximately $10.4 million in cash plus the assumption of approximately $5.1 million in financing arrangements. The goodwill recorded as a result of this acquisition was approximately $10 million, which is being amortized using the straight-line method over 20 years. The acquisition was primarily funded by an $11.5 million borrowing on the Company's revolving credit facility that was also used to refinance approximately $843,000 of existing MAI and DMG indebtedness. The results of operations of MAI and DMG are included with the results of the Company beginning January 2, 1998. Under the terms of the acquisition agreement, $1,725,000 of the purchase price was placed in escrow to cover certain purchase price adjustments, indemnity obligations and recourse for certain indebtedness obligations.

On August 17, 1998, the Company acquired all of the outstanding common stock of RIA. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed. The purchase price consisted of approximately $2.1 million in cash plus the assumption of approximately $1.1 million in financing arrangements. The goodwill recorded as a result of this acquisition was approximately $2 million, which is being amortized using the straight-line method over 20 years. The acquisition was primarily funded from operating cash on hand and a $1 million borrowing on the Company's revolving credit facility. The results of operations of RIA are included with the results of the Company beginning August 17, 1998. Under the terms of the acquisition agreement, $150,000 of the purchase price was placed in escrow to cover certain indemnity obligations.

The unaudited pro forma information below presents combined results of operations as if the MAI, DMG and RIA acquisitions had occurred at the beginning of the year ended December 31, 1998, the period August 5 to December 31, 1997 and the period January 1 to August 4, 1997. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisitions actually occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.


                             YEAR ENDED         PERIOD AUGUST 5 TO     PERIOD JANUARY 1 TO
                          DECEMBER 31, 1998     DECEMBER 31, 1997         AUGUST 4, 1997
                        ---------------------------------------------------------------------
                                                                          (PREDECESSOR)
Revenues                      $46,190,000            $16,683,000            $21,216,000
Net income (loss)             $ 4,147,000            $   (94,000)           $ 1,774,000

14. SALES TAX REFUND

During September 1996, the Company received formal notification of a state sales tax refund of approximately $300,000, net of expenses. The refund is the result of sales tax paid to a certain state over a period of time which the Company determined (by obtaining a private letter ruling from the state) was actually exempt from such tax. Payment of the refund was received in January 1997.

                 SMT Health Services Inc. and Subsidiaries
                  Condensed Consolidated Balance Sheets

                                                                               MARCH 31,         DECEMBER 31,
                                                                                  1999              1998 *
                                                                            -----------------  ------------------
                                                                              (Unaudited)

ASSETS
Current assets:
   Cash and cash equivalents                                                  $   1,229,370      $   1,402,398
   Accounts receivable - net of allowance for doubtful accounts                   5,101,117          4,833,538
   Other current assets                                                             555,850            551,959
                                                                            -----------------  ------------------
Total current assets                                                              6,886,337          6,787,895

Property and equipment, at cost                                                  51,898,915         48,852,882
Less accumulated depreciation and amortization                                   (9,609,592)        (7,848,337)
                                                                            -----------------  ------------------
Property and equipment, net                                                      42,289,323         41,004,545

Debt issuance costs, net of accumulated amortization                              1,805,556          1,909,722
Goodwill, net of accumulated amortization                                        60,093,750         60,908,775
Deposits and other assets                                                         1,205,696          1,155,534
                                                                            -----------------  ------------------
Total assets                                                                   $112,280,662       $111,766,471
                                                                            =================  ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                           $   1,029,941      $     708,519
   Accrued wages and related taxes                                                  120,960            347,037
   Current portion of long-term debt and capital
     lease obligations                                                            2,270,301          2,488,632
   Other current liabilities                                                      1,943,725          2,165,612
                                                                            -----------------  ------------------
Total current liabilities                                                         5,364,927          5,709,800

Deferred tax liability                                                            2,047,254          1,228,254

Long-term debt and capital lease obligations - less current portion              65,080,661         65,945,359

Common stock                                                                          3,356              3,356
Additional paid-in capital                                                       35,006,644         35,006,644
Retained earnings                                                                 4,777,820          3,873,058
                                                                            -----------------  ------------------
Total liabilities and stockholders' equity                                     $112,280,662       $111,766,471
                                                                            =================  ==================

*  Derived from audited financial statements.


SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                    SMT Health Services Inc. and Subsidiaries
                   Condensed Consolidated Statements of Income
                                  (Unaudited)

                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                      1999                   1998
                                                               --------------------  ---------------------

Revenues                                                          $    11,939,018        $   10,384,216

Costs and Expenses:
   Operating expenses                                                   4,615,864             3,487,891
   Depreciation and amortization                                        2,602,680             2,373,604
   Selling, general and administrative                                  1,383,875             1,295,799
   Stock option compensation                                                    -               100,000
   Interest expense, net of interest income                             1,374,837             1,624,956
                                                               --------------------  ---------------------
Total costs and expenses                                                9,977,256             8,882,250
                                                               --------------------  ---------------------

Income before income taxes                                              1,961,762             1,501,966

Provision for income taxes                                              1,057,000               870,000
                                                               --------------------  ---------------------

Net income                                                        $       904,762        $      631,966
                                                               ====================  =====================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                    SMT Health Services Inc. and Subsidiaries
                 Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                                 THREE MONTHS ENDED
                                                                                      MARCH 31,
                                                                               1999               1998
                                                                         -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                 $     904,762      $     631,966

Adjustments to reconcile net income to net cash provided by operating activities:
Stock option compensation                                                              -            100,000
Depreciation and amortization                                                  2,602,680          2,373,604
Amortization of debt issuance costs                                              104,166            104,166
Deferred taxes                                                                   819,000            674,000
Other                                                                            (29,696)             5,403
Changes in certain operating assets and liabilities:
   Accounts and notes receivable                                                (267,579)          (448,505)
   Other current assets                                                          (10,651)          (147,842)
   Accounts payable and other                                                   (357,554)            60,709
   Accrued wages and related taxes                                              (226,077)            (3,476)
                                                                         -----------------  -----------------

Net cash provided by operating activities                                      3,539,051          3,350,025
                                                                         -----------------  -----------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment                                                         (2,605,308)        (2,735,576)
Payment for purchase of acquired entities, net of cash acquired                        -        (10,452,151)
Other                                                                            (29,984)           (78,743)
                                                                         -----------------  -----------------

Net cash used in investing activities                                         (2,635,292)       (13,266,470)
                                                                         -----------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on revolving credit facility                                        1,000,000         12,470,000
Refinancing of short and long-term debt                                                -           (842,667)
Principal payments under revolving credit facility                            (1,400,000)        (1,000,000)
Principal payments under term loan credit facility                              (125,000)          (125,000)
Principal payments under long-term debt and capital leases                      (551,787)          (553,079)
                                                                         -----------------  -----------------

Net cash (used in) provided by financing activities                           (1,076,787)         9,949,254
                                                                         -----------------  -----------------

Net (decrease) increase in cash and cash equivalents                            (173,028)            32,809

Cash and cash equivalents - beginning of period                                1,402,398          1,456,626
                                                                         -----------------  -----------------

Cash and cash equivalents - end of period                                  $   1,229,370      $   1,489,435
                                                                         =================  =================

SEE NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                 SMT Health Services Inc. and Subsidiaries
             Notes to Condensed Consolidated Financial Statements
                             (Unaudited)


1. BASIS OF PREPARATION

The accompanying unaudited condensed consolidated financial statements have been prepared by SMT Health Services Inc. (the "Company") in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999, are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

The provision for income taxes for the three month period ended March 31, 1999 is higher than the statutory federal rate primarily as a result of non-deductible goodwill amortization expense.

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") 130, REPORTING COMPREHENSIVE INCOME, which establishes standards for reporting and displaying comprehensive income and its components in the financial statements. For the three months ended March 31, 1999, the Company did not have any components of comprehensive income or other comprehensive income as defined in SFAS 130.

2. ACQUISITIONS

On January 2, 1998, Canton Holding Corp., a wholly owned subsidiary of the Company, acquired all of the outstanding common stock of Mid American Imaging, Inc. ("MAI") and Dimensions Medical Group, Inc. ("DMG"). The acquisition was accounted for as a purchase and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed. The purchase price consisted of approximately $10.4 million in cash plus the assumption of approximately $5.1 million in financing arrangements. The goodwill recorded as a result of this acquisition was approximately $10 million, which is being amortized using the straight-line method over 20 years. The acquisition was primarily funded by an $11.5 million borrowing on the Company's revolving credit facility that was also used to refinance approximately $843,000 of existing MAI and DMG indebtedness. The results of operations of MAI and DMG are included with the results of the Company beginning January 2, 1998. Under the terms of the acquisition agreement, $1,725,000 of the purchase price was placed in escrow to cover certain purchase price adjustments, indemnity obligations and recourse for certain indebtedness obligations.

On August 17, 1998, the Company acquired all of the outstanding common stock of RIA Management Services, Inc. ("RIA"). The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed. The purchase price consisted of approximately $2.1 million in cash plus the assumption of approximately $1.1 million in financing arrangements. The goodwill recorded as a result of this acquisition was approximately $2 million, which is being amortized using the straight-line method over 20 years. The acquisition was primarily funded from operating cash on hand and a $1 million borrowing on the Company's revolving credit facility. The results of operations of RIA are included with the results of the Company beginning August 17, 1998. Under the terms of the acquisition agreement, $150,000 of the purchase price was placed in escrow to cover certain indemnity obligations.

Item 7(b).        Pro Forma Financial Information

                  Pro forma financial information that would be required pursuant to Article 11 of Regulation S-X.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined financial information gives effect to Alliance Imaging, Inc.'s ("Alliance") acquisition ("SMT acquisition") of all the outstanding common stock of Three Rivers Holding Corp. ("Holding"), the parent corporation of SMT Health Services Inc. ("SMT"), in a stock-for-stock merger. At the time of the merger, Holding was wholly owned by affiliates of Apollo Management L.P. ("Apollo"), which held approximately 82.6% of Alliance's outstanding common stock. Accordingly, the merger has been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. This requires the assets, liabilities and operating results of Alliance and SMT to be combined, using the historical amounts of each combining entity, prospectively from the date when both entities were under Apollo's control, which was December 18, 1997. As the operating results of SMT from December 18, 1997 through December 31, 1997 are not significant as compared to the operating results of Alliance for the year ended December 31, 1997, Alliance has chosen December 31, 1997 to be the effective date for giving accounting recognition to the combination.

         The following unaudited pro forma condensed combined balance sheet as of March 31, 1999, has been prepared as if the acquisition had occurred on March 31, 1999.

         The following unaudited pro forma condensed combined statement of income for the three months ended March 31, 1999, has been prepared as if the acquisition had occurred on January 1, 1999.

         The following unaudited pro forma condensed combined statement of income for the year ended December 31, 1998 has been prepared as if the acquisition had occurred on January 1, 1998.

         The unaudited pro forma condensed combined financial information is based on the consolidated financial statements of Alliance giving effect to the SMT acquisition under the assumptions and adjustments outlined in the accompanying notes to unaudited pro forma condensed combined balance sheet and statements of income. Such pro forma adjustments are based upon available information and upon certain assumptions that the Company's management believes are reasonable under the circumstances. The unaudited pro forma condensed combined balance sheet and statements of income are provided for comparative purposes only and do not purport to represent the results that would have been obtained had the SMT acquisition occurred on the date indicated or that may be achieved in the future.

         The unaudited pro forma condensed combined balance sheet and statements of income and accompanying notes should be read in conjunction with the consolidated financial statements of Alliance contained in Alliance's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the three months ended March 31, 1999; and SMT's audited consolidated financial statements for the year ended December 31, 1998 and SMT's unaudited condensed consolidated financial statements for the three months ended March 31, 1999 included in this Form 8-K/A.

                             Alliance Imaging, Inc.
             Unaudited Pro Forma Condensed Combined Balance Sheet
                               March 31, 1999
                                (in thousands)



                                                       Historical         Historical
             ASSETS                                     Alliance              SMT               Adjustments           Pro Forma
                                                      ------------        ------------         ------------           ---------
Current assets:
   Cash and short-term investments                     $     5,535        $      1,229         $         -            $     6,764
   Accounts receivable, net of allowance for
        doubtful accounts                                   48,659               5,101                   -                 53,760
   Deferred income taxes                                     3,679                   -                   -                  3,679
   Prepaid expenses                                          2,780                   -                   -                  2,780
   Other receivables and other current assets                  515                 556                   -                  1,071
                                                     -------------       -------------        ------------           ------------
Total current assets                                        61,168               6,886                   -                 68,054

Equipment, at cost                                         297,466              51,899                   -                349,365
   Less accumulated depreciation                           (87,943)             (9,610)                  -                (97,553)
                                                     -------------       -------------        ------------           ------------
                                                           209,523              42,289                   -                251,812

Goodwill                                                   108,087              60,094                   -                168,181
Other intangibles                                           74,336                   -                   -                 74,336
Deferred financing costs                                    12,322               1,806                   -                 14,128
Deposits and other assets                                   11,309               1,206                   -                 12,515
                                                     -------------       -------------        ------------           ------------
Total assets                                           $   476,745        $    112,281         $         -            $   589,026
                                                     -------------       -------------        ------------           ------------
                                                     -------------       -------------        ------------           ------------

  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                    $     3,246        $      1,030         $         -            $     4,276
   Accrued compensation and related expenses                 5,174                 121                   -                  5,295
   Other accrued liabilities                                23,550               1,944                   -                 25,494
   Current portion of long-term debt                        17,678               2,270                   -                 19,948
                                                     -------------       -------------        ------------           ------------
Total current liabilities                                   49,648               5,365                   -                 55,013

Long-term debt, net of current portion                     451,618              65,081                   -                516,699
Other liabilities                                              627                   -                   -                    627
Deferred income taxes                                       38,390               2,047                   -                 40,437

Redeemable preferred stock                                  17,269                   -                   -                 17,269

Common stock                                                    41                   3                  (3) (a)                57
                                                                                                        16  (c)
Additional paid-in (deficit) capital                       (59,672)             35,007             (35,007) (a)           (24,804)
                                                                                                    34,868  (d)
Retained (deficit) earnings                                (21,176)              4,778                 126  (b)           (16,272)
                                                     -------------       -------------        ------------           ------------
Total liabilities and stockholders' equity             $   476,745        $    112,281         $         -            $   589,026
                                                     -------------       -------------        ------------           ------------
                                                     -------------       -------------        ------------           ------------


                                 Alliance Imaging, Inc.
            Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
                                    March 31, 1999
                                    (in thousands)



( a ) Represents elimination of SMT's common stock of $3 and additional paid-in capital of $35,007 as of March 31, 1999.

( b ) Represents elimination of SMT's accumulated deficit of $126 as of December 31, 1997 (the effective date that both SMT and Alliance were under Apollo's control).

( c )  Assumes 1,644 Alliance shares, $0.01 par value, issued for the
       336 outstanding SMT shares                             $          16
                                                                  -------------
                                                                  -------------

( d )  SMT total assets as of March 31, 1999                      $     112,281
       SMT total liabilities as of March 31, 1999                       (72,493)
                                                                  -------------
       SMT net assets as of March 31, 1999                               39,788
       SMT retained earnings from December 31, 1997 to
         March 31, 1999                                                  (4,904)
       Amount assigned to common stock per (c) above                        (16)
                                                                  -------------
       Amount assigned to additional paid-in capital                 $   34,868
                                                                  -------------
                                                                  -------------

                              Alliance Imaging, Inc.
            Unaudited Pro Forma Condensed Combined Statement of Income
                         Three Months Ended March 31, 1999
                     (in thousands, except per share amounts)

                                                       Historical        Historical
                                                        Alliance            SMT          Adjustments               Pro Forma
                                                       ----------       -----------      -----------              -----------
                                                       C>
Revenues                                                 $64,381          $ 11,939        $ (579) (a)                $75,741
Cost and expenses:
   Operating expenses, excluding depreciation             31,635             4,616          (579) (a)                 35,672
   Depreciation expense                                    9,246             1,767             -                      11,013
   Selling, general and administrative expenses            6,331             1,383             -                       7,714
   Amortization expense, primarily goodwill                2,772               836             -                       3,608
   Interest expense, net of interest income               10,241             1,375             -                      11,616
   Transaction related costs                                 419                 -             -                         419
                                                         -------        ----------        ------                     -------
     Total costs and expenses                             60,644             9,977          (579)                     70,042

Income before income taxes                                 3,737             1,962             -                       5,699
Provision for income taxes                                 1,738             1,057             -                       2,795
                                                         -------        ----------        ------                     -------
Net income                                                 1,999               905             -                       2,904
Less:  Preferred stock dividends and financing
   fee accretion                                             596                 -             -                         596
                                                         -------        ----------        ------                     -------
Income applicable to common stock                        $ 1,403        $      905        $    -                     $ 2,308
                                                         -------        ----------        ------                     -------
                                                         -------        ----------        ------                     -------

Earnings per common share:
   Basic                                                 $  0.34                                                     $  0.40
                                                         -------                                                     -------
                                                         -------                                                     -------
   Diluted                                               $  0.32                                                     $  0.38
                                                         -------                                                     -------
                                                         -------                                                     -------

Weighted average shares outstanding:
   Basic                                                   4,073                           1,644  (b)                  5,717
                                                         -------                          ------                     -------
                                                         -------                          ------                     -------
   Diluted                                                 4,324                           1,698  (c)                  6,022
                                                         -------                          ------                     -------
                                                         -------                          ------                     -------

(a)  Elimination of intercompany assignment fee revenue and expenses.

(b)  Weighted average shares of SMT common stock from January 1, 1999 to March 31, 1999                         335.6
     Multiplied by conversion ratio of 4.9                                                                        4.9
                                                                                                              -------
     Equivalent weighted average shares of Alliance common stock                                                1,644
                                                                                                              -------
                                                                                                              -------

(c)   Weighted average shares of SMT common stock from January 1, 1999 to March 31, 1999                        335.6
      Add: dilutive effect of employee stock options                                                             10.9
                                                                                                              -------
      Diluted weighted average shares of SMT common stock                                                       346.5
      Multiplied by conversion ratio of  4.9                                                                      4.9
                                                                                                              -------
      Equivalent diluted weighted average shares of Alliance common stock                                       1,698
                                                                                                              -------
                                                                                                              -------

                              Alliance Imaging, Inc.
            Unaudited Pro Forma Condensed Combined Statement of Income
                          Year Ended December 31, 1998
                     (in thousands, except per share amounts)

                                                            Historical        Historical
                                                             Alliance            SMT          Adjustments               Pro Forma
                                                           -----------       -----------      -----------              -----------
Revenues                                                    $ 199,401          $ 45,049       $ (1,153) (a)              $ 243,297
Cost and expenses:
   Operating expenses, excluding depreciation                  97,187            15,841         (1,153) (a)                111,875
   Depreciation expense                                        26,961             6,532              -                      33,493
   Selling, general and administrative expenses                19,095             5,351              -                      24,446
   Amortization expense, primarily goodwill                     8,010             3,279              -                      11,289
   Interest expense, net of interest income                    35,488             6,284              -                      41,772
   Transaction related costs                                    2,818                 -              -                       2,818
                                                            ---------          --------      ---------                    --------
Total costs and expenses                                      189,559            37,287         (1,153)                    225,693

Income before income taxes and extraordinary loss               9,842             7,762              -                      17,604
Provision for income taxes                                      4,973             3,763              -                       8,736
                                                            ---------          --------      ---------                    --------
Income before extraordinary loss                                4,869             3,999              -                       8,868
Less: Preferred stock dividends and financing
    fee accretion                                               2,186                 -              -                       2,186
                                                            ---------          --------      ---------                    --------
Income before extraordinary loss applicable to
    common stock                                            $   2,683          $  3,999       $      -                     $ 6,682
                                                            ---------          --------      ---------                    --------
                                                            ---------          --------      ---------                    --------
Earnings per common share before extraordinary loss:
      Basic                                                 $    0.66                                                      $  1.17
                                                           ----------                                                      -------
                                                           ----------                                                      -------
      Diluted                                               $    0.63                                                      $  1.13
                                                           ----------                                                      -------
                                                           ----------                                                      -------

Weighted average shares outstanding:
      Basic                                                     4,067                            1,644  (b)                  5,711
                                                           ----------                        ---------                    --------
                                                           ----------                        ---------                    --------
      Diluted                                                   4,238                            1,683  (c)                  5,921
                                                           ----------                        ---------                    --------
                                                           ----------                        ---------                    --------

(a)  Elimination of intercompany assignment fee revenue and expenses.

(b)  Weighted average shares of SMT common stock from January 1, 1998 to December 31, 1998                    335.6
     Multiplied by conversion ratio of 4.9                                                                      4.9
                                                                                                              -----
     Equivalent weighted average shares of Alliance common stock                                              1,644
                                                                                                              -----
                                                                                                              -----

(c)  Weighted average shares of SMT common stock from January 1, 1998 to December 31, 1998                    335.6
     Add: dilutive effect of employee stock options                                                             7.8
                                                                                                              -----
     Diluted weighted average shares of SMT common stock                                                      343.4
     Multiplied by conversion ratio of  4.9                                                                     4.9
                                                                                                              -----
     Equivalent diluted weighted average shares of Alliance common stock                                      1,683
                                                                                                              -----
                                                                                                              -----

                              Alliance Imaging, Inc.
      Notes to Unaudited Pro Forma Condensed Combined Financial Statements
                                 (in thousands)


In May 1999, in connection with the SMT Merger, Alliance amended and restated its senior bank credit facility to add a new $70,000 tranche D term loan facility which was used to fund: repayment of SMT's existing indebtedness - $62,044: payment on Alliance's revolving loan facility - $6,000; transaction costs charged to expense - $851; deferred debt financing fees - $650; and an increase in Alliance's cash balance of $455. Assuming the new $70,000 tranche D term loan facility had been entered into January 1, 1998 and January 1, 1999, interest expense would have been reduced by $830 and $66 for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

Additionally, as a result of the new $70,000 tranche D term loan facility, Alliance recorded an extraordinary loss of $2,280 (net of taxes of $1,458) associated with the write-off of unamortized deferred financing costs of $1,736 on SMT's existing indebtedness and $2,002 on Alliance's tranche C term loan facility.

In connection with the SMT merger, Alliance established a severance accrual of $1,895, an office lease termination accrual of $230, and a fixed asset disposal reserve of $241. All of the preceding amounts were charged to transaction related costs in May 1999.

Item 7(c).        Index of Exhibits

NUMBER     REFERENCE
------     -------------------------------------------------------------------
2          Agreement and Plan of Merger dated April 14, 1999, between Alliance and Three Rivers Holding Corp.(1)

23.1       Consent of Ernst & Young LLP (3)

23.2       Consent of KPMG LLP (3)

99.1       Fairness Opinion of J.P. Morgan Securities Inc. dated April 14,
           1999 (2)

99.2       Press Release dated April 14, 1999 (1)

99.3       Press Release dated May 14, 1999 (2)

99.4       Amended and Restated Credit Agreement dated May 13, 1999 among
           Alliance, Various Lending Institutions, Salomon Brothers Holding
           Company Inc. and Bankers Trust Company (2)

99.5 Fifth Supplemental Indenture between Alliance, various subsidiaries of Alliance and IBJ Whitehall Bank & Trust Company dated May 13,
           1999 (2)

99.6 Amendment No. 1 dated May 13, 1999 to the Registration Rights Agreement dated December 18, 1997 between Alliance and Newport (2)

--------------------

(1) Incorporated by reference from the Registrants Form 8-K filed on April 16, 1999.

(2) Incorporated by reference from the Registrants Form 8-K filed on May 24,
    1999.

(3) Filed herewith.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              ALLIANCE IMAGING, INC.



                                              By: /s/ KENNETH S. ORD
                                                  ----------------------------
                                                  Kenneth S. Ord
                                                  Executive Vice President and
                                                  Chief Financial Officer


Date:  July 19, 1999